UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

ZCO LIQUIDATING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-34650	04-3651093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 733-8400

OCZ Technology Group, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 21, 2014, OCZ Technology Group, Inc. (the “Company”) announced that it had completed the sale of certain assets of the Company and certain of its wholly-owned subsidiaries (the “SSD Assets”), mainly consisting of its Solid State Drive assets, to designees of Toshiba Corporation, a Japanese company (“Toshiba”), pursuant to a previously disclosed Asset Purchase Agreement, dated December 2, 2013, between the Company and Toshiba. The aggregate purchase price for the SSD Assets was $35 million, of which approximately $19.5 million was used to repay debtor-in-possession financing. The Company anticipates that the net proceeds from the sale of the SSD Assets and from any of the Company’s remaining assets will be used principally to pay the claims of the Company’s creditors. The Company does not expect that any assets will be available for distribution to stockholders.

On January 21, 2014, the Company issued a press release relating to the foregoing matters, a copy of which is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

As previously disclosed by the Company in a press release issued on January 17, 2014, it is also in the process of a bidding procedure regarding the purchase of the Company’s power management business.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective January 21, 2014, Ralph Schmitt and Rafael Torres each resigned from their positions as the Company’s President, Chief Executive Officer, and Director and the Company’s Chief Financial Officer, respectively, and all positions held with any subsidiary of the Company. Mr. Schmitt and Mr. Torres resigned from their positions with the Company because they have been appointed as officers of OCZ Storage Solutions, the Toshiba company that acquired the SSD Assets.

Effective January 23, 2014 the Company’s board of directors appointed Timothy D. Boates of RAS Management Advisors, LLC (“RAS”), as Chief Restructuring Officer to assist the Company in its debtor-in-possession operations and related financial restructuring. Mr. Boates will have full responsibility for all of the Company’s operations, including but not limited to day to day management, and will report directly to the Company’s board of directors. Mr. Boates, age 52, is the President of RAS, a turnaround and management firm. He has been employed by RAS for the past 13 years and has been President of that organization for 5 years. RAS and Mr. Boates have served as financial advisor to the Company since December 16, 2013, pursuant to an agreement dated December 14, 2013.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective January 24, 2014, the Company amended its Fourth Amended and Restated Certificate of Incorporation to change its corporate name to ZCO Liquidating Corporation by means of a merger of its wholly-owned subsidiary, Oldco Technology Group, Inc., with and into the Company.

A copy of the Certificate of Ownership and Merger is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

As previously reported, on December 2, 2013, the Company and its wholly-owned domestic subsidiaries filed voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Due to the Chapter 11 Petitions and matters related thereto, the Company is unable to provide any pro forma financial information which may be required by this Item.

(d) Exhibits.

Number	Exhibit

3.1	Certificate of Ownership and Merger merging Oldco Technology Group, Inc. with and into its parent corporation, OCZ Technology Group, Inc.

99.1	Press release issued by OCZ Technology Group, Inc. dated January 21, 2014 (Toshiba Corporation Completes Acquisition of OCZ Technology Group’s Assets and Launches New Subsidiary, OCZ Storage Solutions).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZCO LIQUIDATING CORPORATION

By:	/s/ Timothy D. Boates
Timothy D. Boates
Chief Restructuring Officer

Date: January 27, 2014

EXHIBIT INDEX

Number	Description

3.1	Certificate of Ownership and Merger merging Oldco Technology Group, Inc. with and into its parent corporation, OCZ Technology Group, Inc.

99.1	Press release issued by OCZ Technology Group, Inc. dated January 21, 2014 (Toshiba Corporation Completes Acquisition of OCZ Technology Group’s Assets and Launches New Subsidiary, OCZ Storage Solutions).